EXHIBIT 10.57

AGREEMENT

This Agreement (this "Agreement") is made as of December 13, 2004, by and between Mediware Information Systems, Inc., a New York corporation with its principal place of business located at 11711 West 79th Street, Lenexa, KS 66214 (the "Company"), and Donnie L. Jackson, Jr., residing at 428 Sortwell Ct., El Dorado Hills, CA 95762 ("Jackson").

RECITALS

From August 1, 2002 until August 16, 2004, Jackson served as Vice President and General Manager of the Company's Blood Bank Division pursuant to the terms of an Employment Agreement, dated August 1, 2002, between the Company and Jackson (the "Employment Agreement"). Prior to such time, Jackson was employed by Global Med Technologies, Inc. ("Global Med").

Shortly after joining the Company, Global Med initiated litigation against Jackson in the Superior Court of the State of California in and for the County of El Dorado, captioned Global Med Technologies, Inc and Peoplemed.com, Inc. v. Donnie L Jackson, Jr. and Does 1 through 20 alleging, among other things, that Jackson misappropriated Global Med's trade secrets and confidential information (the "Action").

To date, the Company has indemnified Jackson for the legal fees associated directly with Jackson's defense of the Action.

The Company is willing to continue to indemnify Jackson for such legal fees associated directly with Jackson's defense of the Action, subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Jackson hereby agree as follows:

    INDEMNIFICATION. Subject to the terms and conditions of this Agreement, the Company agrees to continue to indemnify Jackson for all expenses (including reasonable attorneys' fees and related expenses) and damages incurred by Jackson in connection with the defense or settlement of the Action, except as may be prohibited by applicable law. In addition, subject to the terms and conditions of this Agreement, the Company agrees to indemnify Jackson for all expenses, including reasonable attorneys' fees and related expenses or damages incurred by Jackson in connection with the defense or settlement of any related litigation arising out of the Action that is brought by Global Med, the Company or any other party related to Global Med or the Company, and that names Jackson as a defendant (a "Related Action"), so long as it (a) directly relates to the Action and (b) does not arise out of any breach of any of the provisions of this Agreement by Jackson, and any Derivative Actions (as defined below in Paragraph 2(c), except as may be prohibited by applicable law. Expenses include, but are not limited to, attorneys' fees, litigation expenses, judgments, fines, penalties, settlements, pre-approved travel expenses and other amounts incurred in connection with the defense or settlement of the Action or Related Action.

    EXPENSES; INDEMNIFICATION PROCEDURE.

      The Company shall indemnify Jackson for the reasonable attorneys' fees and related expenses incurred in Jackson's defense of the Action, as provided above, through direct payments to Jackson's counsel, whom the parties acknowledge currently consist of Segal & Kirby and/or Shook Hardy & Bacon, upon receipt of written request therefor by Jackson. Jackson has notified the Company that he wishes Segal & Kirby to continue to assume the primary role in defending the Action, and to reduce or eliminate the role of Shook Hardy & Bacon. Company acknowledges that it is directly responsible for payment of said fees to Jackson's counsel. Notwithstanding anything else contained in this Agreement or elsewhere to the contrary, the Company shall have no obligation to indemnify Jackson for any legal fees or related expenses incurred by Jackson to any law firm other than Segal & Kirby or Shook Hardy & Bacon, without the prior written consent of the Company. In the event that Jackson becomes a party to any Related Action, the Company shall indemnify Jackson for the reasonable attorneys' fees and related expenses incurred in Jackson's defense of the Related Action through direct payments to Jackson's counsel, provided that such counsel has been approved by the Company, such approval not to be unreasonably withheld. It is the expectation of the Company that Jackson shall direct his counsel to contact the Company for its approval prior to incurring any attorneys' fees in connection with the defense of the Action. By so approving said legal services, the Company waives any claim that the services are not reasonable or otherwise covered by this Agreement.

      Jackson shall, as a condition precedent to his ongoing right to be indemnified under this Agreement, keep the Company advised on all matters relating to the Action or any Related Action, and shall respond (and cause his counsel to respond) to all reasonable requests for information related to the Action or any Related Action by such counsel, to the extent permitted by applicable confidentiality obligations. In addition, to the extent appropriate, Jackson shall cooperate (and cause his counsel to cooperate) with the Company on all matters relating to the Action or any Related Action including, without limitation, ensuring that the fees and expenses indemnifiable hereunder are reasonable.

    (c) To the extent desired by the Company, the Company may either direct the defense of the Action, as well as the prosecution of any counterclaim or related claim relating to the reimbursement of attorneys' fees and related expenses or malicious prosecution (collectively referred to as "Derivative Actions"), or assume direct responsibility for the defense of the Action, as well as the prosecution of any Derivative Actions. Upon notice to Jackson that the Company wishes to direct the defense of the Action or the prosecution of any Derivative Actions, Jackson shall cause his counsel to comply with any such instructions as shall be provided by the Company. Upon notice to Jackson that the Company wishes to assume direct responsibility for the defense of the Action or prosecution of any Derivative Actions, the Company will not have any further responsibility to indemnify Jackson for any attorneys' fees or related expenses subsequently incurred by Jackson in connection with the Action or any Derivative Actions, unless the Company does not actually assume the defense or prosecution thereof following notice of such election. Jackson and the Company will render to each other such assistance as may reasonably be required of each other in order to ensure proper and adequate defense of the Action or prosecution of any Derivative Actions. Jackson shall not make any settlement of any portion of the Action or any Derivative Actions without the prior written consent of the Company. If the Company shall desire and be able to effect a bona fide compromise or settlement of the Action or any Derivative Actions, Jackson shall not unreasonably refuse to consent to such compromise or settlement provided that no such settlement shall include any admission of wrongdoing on the part of Jackson.

    (d) Jackson acknowledges that the Company has filed a claim with one or more of the Company's insurance carriers in connection with the legal fees and expenses arising in connection with the Action. Jackson shall cooperate with the Company in its efforts to have such fees and expenses paid by the applicable insurance carrier. If one or more of the Company's insurance carriers approves any claim arising from the Action for payment, Jackson shall cooperate with such insurance carrier or carriers, and the Company's obligations hereunder shall be limited to the extent that such insurance covers Jackson's costs and expenses associated with the Action.

    EXCEPTIONS. Notwithstanding anything else contained in this Agreement or elsewhere to the contrary, the Company shall not be obligated:

      To indemnify Jackson for any expenses incurred in connection with any proceedings or claims initiated or brought voluntarily by Jackson other than by way of defense (but not including any counterclaim not approved by the Company) in the Action;

      To indemnify Jackson for any expenses incurred in connection with any matter other than the Action, or any Related or Derivative Actions;

      To indemnify Jackson for any expenses incurred to the extent such expenses have been paid directly (or are reasonably expected to be paid directly) to Jackson or his attorneys by an insurance carrier;

      To indemnify Jackson for any expenses incurred at any time after any breach by Jackson of any of the provisions of this Agreement; and

      To indemnify Jackson for any expenses incurred at any time after, or arising as a result of, any breach by Jackson of any of the provisions of either the Employment Agreement or the Amended and Restated Employment Agreement (as defined below).

    REPRESENTATIONS BY JACKSON. Jackson hereby represents and warrants to the Company that (i) he has full authority to enter into this Agreement and the Amended and Restated Employment Agreement, (ii) that he has not breached any of the provisions of Sections 6, 7 or 8 of the Employment Agreement and (iii) that he has not assigned any rights being released pursuant to Section 11 below.

    REPRESENTATIONS BY THE COMPANY. The Company hereby represents and warrants to Jackson that it has full authority to enter into this Agreement and the Amended and Restated Employment Agreement.

    INDEMNIFICATION FOR BREACH. Each of Jackson and the Company agree to indemnify and hold the other party harmless from and against any and all loss, damage or expense (including reasonable attorneys' fees and expenses) incurred by such other party arising out of, resulting from or in any way related to the breach of any provision of this Agreement or the Amended and Restated Employment Agreement.

    AMENDED AND RESTATED EMPLOYMENT AGREEMENT. Notwithstanding the provisions of the letter, dated August 16, 2004, from the Company to Jackson, the Company and Jackson hereby agree to amend and restate the Employment Agreement substantially in the form attached hereto as Exhibit A, effective as the date hereof (the "Amended and Restated Employment Agreement").

    RELEASE.

      Upon execution of this agreement by both parties, Jackson, on his own behalf and that of his heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, its predecessors, successors, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, general and limited partners, employees and agents, whether in their individual or official capacities, and the current and former trustees or administrators of any retirement or other benefit plan applicable to the employees or former employees of the Company, in their official and individual capacities, from any and all liabilities, claims, demands and actions, including, but not limited to, claims, demands or actions, known or unknown, which Jackson may have or claim to have, against any of such parties arising out of, or related to, Jackson's employment by the Company, and Jackson agrees not to file a lawsuit or to in any other manner seek to collect any amount from such parties relating to such claims. This release includes, but is not limited to, any claims Jackson might otherwise assert arising out of or in connection with (i) Jackson's employment relationship with the Company; (ii) any injury Jackson may allege to have suffered while employed at the Company; (iii) any claim that Jackson was wrongfully or unlawfully terminated, discharged or laid off by the Company; (iv) any claim that the Company violated Title VII of the Civil Rights Act of 1964, The Americans with Disabilities Act, The Age Discrimination in Employment Act, The California Fair Employment and Housing Act or any other federal, state or municipal human rights ordinances; or (v) any other related claim Jackson might otherwise have under any other law or statute; provided that such release shall not apply to Jackson's obligations under this Agreement or any claim relating to the enforcement of this Agreement Jackson further agree that the foregoing release will automatically be deemed to be regranted by Jackson effective upon the receipt of all compensation from the Company pursuant to the Amended and Restated Employment Agreement.

      Jackson acknowledges that he fully understands the terms and import of this Agreement, and that he acknowledges the existence and effect of certain statutes and common law rulings such as Section 1542 of the California Civil Code, which provides as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    Jackson further acknowledges that he is aware that he may hereafter discover material facts in addition to or different from those that he now knows or believes to be true with respect to the release contained in Section 10(a), but that it is his intention to settle and release any and all claims, disputes or differences referred to above, whether known or unknown, suspected or unsuspected, fully, finally and forever. Accordingly, Jackson expressly waives any and all rights he may have under California Civil Code Section 1542, or any similar statute, regulation or common law principle in any other jurisdiction. Jackson acknowledges that he assumes the risk of any mistake of fact or law with regard to all aspects of the release contained in Section 9(a) and any asserted rights released by such release.

    MISCELLANEOUS.

      SEVERABILITY. Nothing in this Agreement is intended to require or shall be construed as requiring the Company or Jackson to do or fail to do anything that shall constitute an ultra vires act or otherwise constitute a violation of any applicable law. The inability of the Company or Jackson, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in effect in accordance with its terms to the extent such provision can be read to give effect to the intent of the parties.

      GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Illinois, without giving effect to principles of conflict of law.

      ENTIRE AGREEMENT; ENFORCEMENT OF RIGHTS. Except for the Amended and Restated Employment Agreement, this Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. The Company has no further indemnity obligation to Jackson outside of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

      CONSTRUCTION. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

      NOTICES. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or forty-eight (48) hours after being deposited with a reputable overnight courier or in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

      COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

      SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company and its successors and assigns, and inure to the benefit of Jackson and his heirs, legal representatives and assigns.

      CONFIDENTIALITY. Jackson and the Company agree to keep the existence, terms and substance of this Agreement confidential and agree not to directly or indirectly disclose the terms of this Agreement to any person other than their legal counsel and/or accountants, except as may be required by law.

      SUBROGATION AND ASSIGNMENT. The Company shall be subrogated to the fullest extent permitted by law with respect to all amounts paid or indemnified, directly or indirectly, by the Company in respect of the Action or any Derivative Actions, prior to and after the date hereof, to all of the rights of recovery of Jackson, who shall execute all documents and shall do all acts that may be reasonably requested by the Company to secure such rights and to enable the Company to effectively bring suit to enforce such rights. Jackson further agrees that upon the written request of the Company, he shall assign all such rights of recovery to the Company, without further consideration (except as provided in this Section 9(i)) and, in connection therewith, take any other steps reasonably requested by the Company to ensure that the Company receives the exclusive benefit of any right of Jackson to the recovery of legal fees and expenses incurred in connection with the Action. Without limiting the foregoing, all amounts recovered in connection with any counterclaim or related claim for reimbursement of attorneys' fees and related expenses in connection with the Action shall belong to the Company and, if paid to Jackson, shall be remitted to the Company promptly upon receipt by Jackson. Notwithstanding the foregoing, the Company agrees to pay Jackson (a) $25,000.00 within fifteen (15) days upon any final judgment in a Derivative Action awarding attorneys' fees or related expenses to Jackson, plus (b) $25,000.00 out of any amount of attorneys' fees or related expenses actually received (whether directly or indirectly through Jackson) by the Company in connection with a Derivative Action relating to the reimbursement of attorneys' fees and related expenses in excess of $250,000.00 (including any goods or services recovered by the Company in a settlement with Global Med having a fair market value in excess of $250,000.00), such amount to be paid within fifteen (15) days of receipt by the Company. The remainder of any such recovery shall be retained by, or paid to, the Company. In addition to the foregoing, the Company agrees to pay Jackson 50% of the "Net Amount" actually received (whether directly or indirectly through Jackson) by the Company in connection with any Derivative Action other than a Derivative Action seeking reimbursement of attorneys' fees and related expenses in connection with the Action (a "Non-Legal Fee Derivative Action"). The remainder of any such recovery shall be retained by, or paid to, the Company. For purposes of this Section 9(i), the term "Net Amount" shall mean the gross amount received in such Non-Legal Fee Derivative Action less any unreimbursed attorneys' fees and related expenses incurred by the Company in prosecuting either the Action or any Derivative Action.

      INDEPENDENT COUNSEL. In the event Jackson reasonably believes, after consultation with independent counsel, that a conflict of interest exists in connection with the settlement or prosecution of the Action, or any Related or Derivative Actions, the reasonable attorneys' fees of counsel retained by Jackson in connection with the settlement or prosecution of the Action or Related or Derivative Actions shall be included in any Derivative Action seeking reimbursement of attorneys fees and related expenses; provided that Jackson acknowledges that he has not incurred, and is not currently aware of any reason that he would need to incur, any such fees as of the date hereof.

      PAYMENT OF EXPENSES. Except as otherwise specifically provided in this Agreement, the parties shall each pay their own expenses, including, without limitation, the expenses of their counsel, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein.

      MUTUAL DEFENSE. Jackson agrees that in the event that Global Med amends its complaint in the Action or otherwise initiates an action against the Company with respect to claims directly linked to or associated with the claims brought against Jackson in the Action, Jackson will enter into a joint defense agreement with the Company, as the Company shall reasonably request.

      RIGHT TO CONSULT ATTORNEY. Jackson acknowledges that (i) he has thoroughly read this Agreement; (ii) he has been advised to and has been given an opportunity to consult with an attorney prior to executing this Agreement; (iii) he understands that he has 21 days in which to consider this Agreement and an additional seven days after signing it to revoke this Agreement; (iv) he has full knowledge and understanding of the terms and conditions of this Agreement; (v) seven days after his execution of this Agreement, it will become effective and its terms will be complete, final and binding upon him and the Company; and (vi) he is signing this Agreement voluntarily.

The parties hereto have executed this Agreement as of the day and year set forth on the first page of this Agreement.

MEDIWARE INFORMATION SYSTEMS, INC.

By: /s/ George J. Barry Its President and Chief Executive Officer

/s/ Donnie L. Jackson, Jr. DONNIE L. JACKSON, JR.